                                                                      EXHIBIT 11

                     STERLING VISION, INC. AND SUBSIDIARIES
                     --------------------------------------
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                 -----------------------------------------------
                                   (Unaudited)
                                   -----------
                  (Dollars In Thousands, Except Per Share Data)

                                                    Three Months Ended          Six Months Ended
                                                         June 30,                    June 30,
                                                    1997          1996          1997          1996
                                                    ----          ----          ----          ----

PRIMARY EARNINGS (LOSS)

  Net income (loss)                              $      105    $     (147)   $      431    $       11
                                                 ==========    ==========    ==========    ==========

  Weighted average number of common
         shares outstanding                          12,657        12,294        12,657        12,294

  Weighted average number of common shares
         to be issued                                   903          --             903          --

  Incremental shares based on the treasury
         stock method for stock options, using
         the average market price                       355            35           355            35
                                                 ----------    ----------    ----------    ----------

  Weighted average number of common share
         and common share equivalents
       outstanding                                   13,915        12,329        13,915        12,329
                                                 ==========    ==========    ==========    ==========

  Primary earnings (loss) per common share       $      .01    $     (.01)   $      .03    $      .00
                                                 ==========    ==========    ==========    ==========


FULLY DILUTED EARNINGS (LOSS)*

  Net income (loss)                              $      105    $     (147)   $      431    $       11
                                                 ==========    ==========    ==========    ==========

  Weighted average number of common
         shares outstanding                          12,657        12,294        12,657        12,294

  Weighted average number of common

         shares to be issued                            903          --             903          --

  Incremental shares based on the treasury
         stock method for stock options, using
         the average market price                       (32)          223           (32)          223
                                                 ----------    ----------    ----------    ----------

  Weighted average number of common share
         and common share equivalents
         outstanding                                 13,528        12,517        13,528        12,517
                                                 ==========    ==========    ==========    ==========

  Fully diluted earnings (loss) per
       common share                              $      .01    $     (.01)   $      .03    $      .00
                                                 ==========    ==========    ==========    ==========


* This calculation is submitted in accordance with Securities Exchange Act of 1934, Release No.9083, although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3% or is anti-dilutive.

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